Exhibit 99.3

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. confirms $200 million share repurchase program planned to commence in first quarter of 2009

OAKVILLE, ONTARIO, (February 20, 2009): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced it plans to commence its previously announced 12-month share repurchase program in March 2009, subject to receipt of final regulatory approval. Commencement of the new program was shifted to the first quarter of 2009 to fully align the Company’s capital allocation decisions including capital expenditures, dividends and share repurchases.

A notice of intention to make a normal course issuer bid will be filed with the Toronto Stock Exchange (TSX) for a stock repurchase program authorizing the repurchase of up to $200 million in common shares, not to exceed the regulatory maximum of 9,077,438 shares or 5%, of the outstanding common shares.

The Company announced earlier today in conjunction with its 2008 fourth quarter and year end results that it has commenced a feasibility assessment of various initiatives relating to our corporate structure, with the support of external advisors, including potentially reorganizing as a Canadian public company. (See 2008 fourth quarter and year end earnings release for additional information.) If a subsequent decision is made to proceed with changes to the Company’s corporate structure, timing of share repurchases could be affected, including potentially deferring future purchases subsequent to the first quarter until after a transaction is implemented.

“Tim Hortons is committed to creating value for shareholders. The Company’s continued strong financial position and cash flows were key factors in the decision to commence the new share repurchase program, which represents our third $200 million program,” said Don Schroeder, president and CEO.

As a result of fully aligning the timing of the share repurchase program with annual budget and the capital allocation process, we plan to commence purchases in March, and, accordingly, shares repurchased in the first quarter of 2009 will be lower than in the first quarter of 2008. Timing of share purchases in the program will initially be solely at management’s discretion given regulatory requirements, and market, cost and other considerations, unlike the previous program which included a 10b5-1 or automatic trading program at inception.

Repurchases will be made by Tim Hortons directly, or through one or more of its direct or indirect subsidiaries or parent organization, on the Toronto Stock Exchange and/or the New York Stock Exchange, subject to compliance with applicable regulatory requirements.

There can be no assurance as to the precise number of shares that will be repurchased under the stock repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the stock repurchase program will be cancelled, held in treasury, and/or held by one of the Company’s subsidiaries.

The maximum number of shares that may be purchased during any trading day may not exceed 145,092 shares, representing 25% of the average daily trading volume on the Toronto Stock Exchange for the Company’s shares during the previous six months excluding purchases made by the Company under its normal course issuer bid. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements.

The Company purchased 5,951,995 shares under its 2007-2008 share repurchase program at an average purchase price of $33.52 per share. In 2008, the TDL RSU Plan Trust also purchased 115,947 shares at an average price of $33.16 per share. In addition, 6,802 shares were purchased on the open market through an agent to settle equity compensation awards that were not settled from the Trust, at an average price of $33.13 per share.

Safe Harbor Statement

Certain information in this news release, particularly information regarding our 2009 performance targets as well as other information regarding future economic performance, finances, and plans, expectations and objectives of management, is forward-looking as contemplated under the Private Securities Litigation Reform Act of 1995. Various factors including those described as “risk factors” in the Company’s 2007 Annual Report on Form 10-K, filed February 26, 2008, and in our 2008 Annual Report on Form 10-K to be filed February 25, 2009, and those risk factors set forth in our Safe Harbor Statement, as well as other possible factors not listed or described in the foregoing, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events or other circumstances have made the forward-looking statements incorrect or misleading. Please review the Company’s Safe Harbor Statement at timhortons.com/en/about/safeharbor.html.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 28, 2008, Tim Hortons had 3,437 systemwide restaurants, including 2,917 in Canada and 520 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

Media: Diane Slopek-Weber: (905) 339-6229 or slopek-weber@timhortons.com